United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2013 (June 24, 2013)
The Laclede Group, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-16681	74-2976504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
720 Olive Street
St. Louis, Missouri 63101
(Address of principal executive offices, including ZIP code)
(314) 342-0500
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
In December 2012, The Laclede Group, Inc. (“Laclede Group”) announced agreements to acquire substantially all of the assets and liabilities of Missouri Gas Energy and New England Gas Company from Southern Union Company (the “Acquisitions”), as well as a commitment letter dated December 14, 2012 (the “Commitment Letter”) with Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively, “Wells Fargo”). Pursuant to the Commitment Letter, which was subsequently syndicated by Wells Fargo to a group of nine banks, including Wells Fargo Bank, National Association (collectively, the “Bridge Lenders”), effective January 16, 2013, the Bridge Lenders committed to provide a 364-day senior bridge term loan credit facility in an aggregate principal amount of up to $1.020 billion to fund the Acquisitions.
On May 29, 2013, Laclede Group completed a public offering and sale of its common stock generating net proceeds of $427,970,128.13 (the “Offering Proceeds”), which are to be used to fund a portion of the purchase price for the Acquisitions or other general corporate purposes. As a result of Laclede Group's receipt of the Offering Proceeds and in accordance with the terms of the Commitment Letter, the aggregate amount of the commitments of the Bridge Lenders was reduced from $1.020 billion to approximately $592 million.
On June 24, 2013, Laclede Group and the Bridge Lenders entered into a first amendment to the Commitment Letter further reducing the aggregate commitments of the Bridge Lenders by approximately $67 million to $525 million (the “Commitment Letter Amendment”). A copy of the Commitment Letter Amendment is filed as Exhibit 99.1 to this report and is incorporated herein by reference. The foregoing description of the Commitment Letter Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter Amendment.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed as part of this report:

99.1	1st Amendment to Commitment Letter, dated June 24, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.

Date: June 27, 2013	By:	/s/ M. D. Waltermire
M. D. Waltermire Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	1st Amendment to Commitment Letter, dated June 24, 2013